UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 16, 2019

LIBERTY TAX, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	001-35588 (Commission File Number)	27-3561876 (I.R.S. Employer Identification Number)

1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454

(Address of Principal Executive Offices)  (Zip Code)

(757) 493-8855

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Revolving Credit Facility

On May 16, 2019, Liberty Tax, Inc. (“Liberty Tax” or the “Company”), as borrower, entered into a Credit Agreement (the “Credit Agreement”) with certain financial institutions party thereto as lenders (the “Lenders”), Citizen Bank, N.A. (“Citizen Bank”), as the administrative agent (in such capacity, the “Administrative Agent”), CIBC Bank USA (“CIBC”) and First Tennessee Bank, N.A. (“First Tennessee”), as co-syndication agents, and Citizen Bank, CIBC and First Tennessee, as joint lead arrangers and joint bookrunners. The Credit Agreement provides for a $135.0 million senior revolving credit facility (the “Revolving Credit Facility”), with a $10.0 million sub-facility for the issuance of letters of credit, and a $20.0 million swingline loan sub-facility. The Company’s obligations under the Credit Agreement are guaranteed by each of the Company’s direct and indirect domestic wholly-owned subsidiaries. None of the Company’s direct or indirect foreign subsidiaries has guaranteed the Revolving Credit Facility. The Company’s obligations under the Credit Agreement are secured by substantially all of the assets (other than existing real property) of Liberty Tax and each guarantor (including all or a portion of the equity interests in certain of the Company’s domestic and foreign subsidiaries). The Credit Agreement replaces the Company’s prior credit facility for which SunTrust Bank served as administrative agent. The prior credit facility consisted of a revolving credit facility and a term loan and expired in accordance with its terms on April 30, 2019. In connection with the expiration of the prior credit facility, the Company was required to pay off the term loan with an outstanding principal balance of approximately $12.0 million with its available cash on hand. There was no outstanding balance on the revolver under the prior credit facility at maturity.

Liberty Tax has not made any borrowings under the Revolving Credit Facility at this time. The Revolving Credit Facility will mature on May 31, 2020. Borrowings under the Revolving Credit Facility will, at the option of Liberty Tax, bear interest at either (i) a rate per annum based on LIBOR for an interest period of one, two, three or six months, plus an applicable interest rate margin determined as provided in the Credit Agreement (a “LIBOR Loan”), or (ii) an alternative base rate plus an applicable interest rate margin, each as determined as provided in the Credit Agreement (an “ABR Loan”). The applicable interest rate margin varies from 3.0% per annum to 4.0% per annum for LIBOR Loans, and from 2.0% per annum to 3.0% per annum for ABR Loans, in each case depending on the Company’s consolidated leverage ratio, and is determined in accordance with a pricing grid set forth in the Credit Agreement (the “Pricing Grid”). Interest on LIBOR Loans is payable in arrears at the end of each applicable interest period, and interest on ABR Loans is payable in arrears at the end of each calendar quarter. There are no prepayment penalties in the event the Company elects to prepay and terminate the Revolving Credit Facility prior to its scheduled maturity date, subject to LIBOR breakage and redeployment costs in certain limited circumstances.

The Company agrees in the Credit Agreement to pay to the Administrative Agent for the account of the Lenders a fee on the average daily unused amount of the Revolving Credit Facility during the term thereof. Such unused fee is payable in arrears at the end of each calendar quarter and accrues at a rate which varies from 0.25% to 0.5% depending on the Company’s consolidated leverage ratio, as determined in accordance with the Pricing Grid. The Company also agrees to pay (x) to the Administrative Agent, for the account of the Lenders, a fee for each outstanding letter of credit at a rate per annum equal to the applicable interest rate margin for LIBOR Loans, as determined in accordance with the Pricing Grid, multiplied by the average daily amount available to be drawn under such letter of credit, and (y) to the letter-of-credit issuer, a fronting fee which shall accrue at a rate of 0.125% per annum on the average daily amount of the outstanding aggregate letter-of-credit obligations under the Credit Agreement.

The Credit Agreement includes customary affirmative, negative, and financial covenants binding on the Company, including delivery of financial statements and other reports and maintenance of existence. The negative covenants limit the ability of the Company, among other things, to incur debt, incur liens, make investments, sell assets and pay dividends on its capital stock. The financial covenants set forth in the Credit Agreement include a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio, each of which will be tested at the end of each fiscal quarter of the Company, and a minimum consolidated net worth ratio tested at the end of each fiscal year of the Company. The Credit Agreement also provides that, for a period of 30 consecutive days after the closing date, and for the period from April 30, 2020 until the maturity date, the Company will prepay the Revolving Credit Facility such that, after giving effect to such prepayment, the Company’s outstanding obligations under the Credit Agreement will not exceed $12,500,000 for the 2019 calendar year and $0 for each calendar year thereafter. In addition, the Credit Agreement includes customary events of default.

The foregoing description is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1; by reference to the Pledge and Security Agreement dated as of May 16, 2019 among the Company, and the Company’s subsidiaries that are guarantors under the Credit Agreement, as grantors, in favor of the Administrative Agent, a copy of which is filed herewith as Exhibit 10.2; and by reference to the Guarantee Agreement dated as of May 16, 2019 among the Company, certain of the Company’s direct and indirect subsidiaries, as guarantors, and the Administrative Agent, a copy of which is filed herewith as Exhibit 10.3.

Subordinated Note

On May 16, 2019, Liberty Tax, as borrower, entered into a Subordinated Note (the “Subordinated Note”) payable to Vintage Capital Management LLC (“Vintage”). The aggregate principal amount of all loans to be made by Vintage under the Subordinated Note shall not exceed $10.0 million. Any indebtedness owed to Vintage under the Subordinated Note is subordinate to and subject in right and time of payment to the Revolving Credit Facility. Vintage is not entitled to any payment or distribution under the Subordinated Note until such time as all commitments under the Credit Agreement have been terminated and all amounts due and payable under the Credit Agreement have been paid in full. Further, until all commitments under the Credit Agreement have been terminated and the Revolving Credit Facility has been repaid in full, Vintage is not entitled to receive any liens, guarantees or other credit support to secure the obligations of Liberty Tax under the Subordinated Note, and in the event any such liens, guarantees or other credit support are obtained in favor of Vintage, all such liens, guarantees or other credit support shall be subordinate to the interests of the Administrative Agent on behalf of the Lenders under the Credit Agreement.

Liberty Tax has not made any borrowings under the Subordinated Note at this time. The Subordinated Note will mature on August 31, 2020. Interest will accrue on the unpaid principal amount of the Subordinated Note outstanding from time to time at a rate per annum based on LIBOR for an interest period of one month, plus 4.0%. The Company also agrees in the Subordinated Note to pay Vintage a commitment fee, at a rate per annum equal to 0.50%, on the average daily amount in each month by which the stated amount of the Subordinated Note exceeds the aggregate amount of loans made thereunder and not repaid. Such accrued interest and commitment fee are payable in kind (rather than in cash or other consideration), quarterly in arrears, by being added to the outstanding principal balance of the Subordinated Note, with such amounts bearing interest thereafter in the same manner as the unpaid principal amount of the Subordinated Note. There are no prepayment penalties in the event the Company elects to prepay and terminate the Subordinated Note prior to its scheduled maturity date. The Subordinated Note includes customary events of default.

In accordance with the Company’s policies, the Subordinated Note has been approved by the Company’s audit committee.

The foregoing description is qualified in its entirety by reference to the Subordinated Note, a copy of which is filed herewith as Exhibit 10.4.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth in Item 1.01 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
10.1	Credit Agreement dated as of May 16, 2019 among Liberty Tax, Inc., as borrower, the lenders party thereto, and Citizen Bank, N.A., as administrative agent.
10.2	Pledge and Security Agreement dated as of May 16, 2019 among Liberty Tax, Inc., certain of Liberty Tax’s direct and indirect subsidiaries and Citizen Bank, N.A., as administrative agent.
10.3	Guarantee Agreement dated as of May 16, 2019 among Liberty Tax, Inc., certain of Liberty Tax’s direct and indirect subsidiaries and Citizen Bank, N.A., as administrative agent.
10.4	Subordinated Note dated as of May 16, 2019 given by Liberty Tax, Inc. in favor of Vintage Capital.

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
10.1	Credit Agreement dated as of May 16, 2019 among Liberty Tax, Inc., as borrower, the lenders party thereto, and Citizen Bank, N.A., as administrative agent.
10.2	Pledge and Security Agreement dated as of May 16, 2019 among Liberty Tax, Inc., certain of Liberty Tax’s direct and indirect subsidiaries and Citizen Bank, N.A., as administrative agent.
10.3	Guarantee Agreement dated as of May 16, 2019 among Liberty Tax, Inc., certain of Liberty Tax’s direct and indirect subsidiaries and Citizen Bank, N.A., as administrative agent.
10.4	Subordinated Note dated as of May 16, 2019 given by Liberty Tax, Inc. in favor of Vintage Capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY TAX, INC.

Date: May 16, 2019	By:	/s/ Nicole Ossenfort
Nicole Ossenfort
President and Chief Executive Officer